Exhibit 99.1

MIRATI THERAPEUTICS PRESENTS FIRST CLINICAL DATA OF PHASE 1/2 TRIAL OF MRTX849 AT THE 2019 AACR-NCI-EORTC INTERNATIONAL CONFERENCE ON MOLECULAR TARGETS AND CANCER THERAPEUTICS

•	Preliminary Clinical Activity and Favorable Safety Profile Support Dose Expansion

•	Maximum Tolerated Dose Has Not Yet Been Established

•	MRTX849 Data Published in Cancer Discovery, in Coordination with AACR

SAN DIEGO, CA – October 28, 2019 – Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today announced the first clinical results from its Phase I/2 trial evaluating MRTX849, an investigational KRAS G12C inhibitor, in patients with solid tumors expressing KRAS G12C mutations. MRTX849 demonstrated clinical activity, including objective responses, in patients with non-small cell lung cancer (NSCLC) and colorectal cancer (CRC). While the maximum tolerated dose (MTD) has not yet been established, dose expansion is underway, and the trial continues to enroll patients. These data were presented in an oral presentation at the 2019 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in Boston.

“Patients whose tumors carry the KRAS G12C mutation have a poor prognosis, are resistant to standard of care treatment and have no available targeted therapeutic options,” said Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer, Mirati Therapeutics. “Early efficacy and safety data from this Phase 1/2 trial demonstrate the potential of a potent and effective KRAS therapy. We look forward to investigating MRTX849 in patients with a variety of KRAS G12C mutated cancers and bringing the hope of a targeted therapy to them.”

The ongoing Phase 1/2, first-in-human, open-label multicenter trial has enrolled 17 patients, including 10 patients with NSCLC, 4 patients with CRC, and 3 patients with other tumor types. Five dose cohorts have been evaluated: 150 mg, 300 mg, 600 mg, and 1200 mg, taken orally once daily, and 600 mg, taken orally twice daily. The trial enrolled single patient dose escalation cohorts in an accelerated titration design. Trial objectives include evaluation of safety, tolerability, pharmacodynamics (PD), pharmacokinetics (PK) and tumor response evaluated using RECIST v1.1 criteria.

As of the data cut-off date of October 11, 2019, 12 patients across all dose levels were evaluable for response with at least one radiographic scan.

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At the highest dose (600 mg BID), three of five (3/5) evaluable patients with NSCLC and one of two (1/2) evaluable patients with CRC achieved a partial response (PR); the remaining patients experienced stable disease (SD).

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Across all dose levels, three of six (3/6) patients with NSCLC and one of four (1/4) patients with CRC achieved a PR. Two responding patients (1 NSCLC and 1 CRC) achieved confirmed PRs, both with continuing tumor shrinkage following their first scan. The other two patients with PRs (both NSCLC) remain on study but have not yet had confirmatory scans.

•	Clinical PK data demonstrated that the dose of 600 mg BID results in drug levels that meet or exceed those likely to lead to full inhibition of KRAS G12C signaling.

•	Treatment duration across all dose levels ranged from 6.7- 38.6 weeks for patients with NSCLC and 9.9-30.1 weeks for patients with CRC as of the data cut-off.

Treatment-related adverse events (AEs) were primarily grade 1 events. One patient experienced a dose-limiting toxicity (DLT) at the 1200 mg QD dose (capsule burden intolerance [12 capsules]) and one patient experienced a DLT at the 600 mg BID dose (grade 3/4 isolated amylase/lipase increase). The MTD has not yet been established and further dose escalation may be explored. Enrollment into dose expansion at the 600 mg BID dose is underway.

“There are currently no effective targeted therapies for patients with KRAS-mutant cancers,” said Pasi A. Jänne, M.D., Ph.D., Director of The Lowe Center for Thoracic Oncology at the Dana Farber Cancer Institute and MRTX849-001 investigator. “KRAS mutations are the most common oncogenic alteration in all of human cancers, and as such, finding a therapeutic approach for this subset of cancers would have tremendous clinical impact for cancer patients.”

In addition, data demonstrating the efficacy of MRTX849 in preclinical studies were published simultaneously with the oral presentations at AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics, in Cancer Discovery, a journal of the American Association of Cancer Researchers (AACR). “The KRAS G12C Inhibitor, MRTX849, Provides Insight Toward Therapeutic Susceptibility of KRAS Mutant Cancers in Mouse Models and Patients,” by lead author Jill Hallin, Principal Scientist at Mirati and corresponding author James G. Christensen, Ph.D. Executive Vice President and Chief Scientific Officer at Mirati, describes the challenging research path leading to a novel therapy that directly targets KRAS. Cancer Discovery publishes high-impact, peer-reviewed articles describing major advances in research and clinical trials.

About MRTX849

MRTX849 is an investigational, orally-available small molecule that is designed to potently and selectively inhibit a form of KRAS which harbors a substitution mutation (G12C). KRAS G12C mutations are present in approximately 14% of NSCLC adenocarcinoma patients, 4% of colorectal cancer patients, and subsets of other types of cancer. Tumors characterized by KRAS G12C mutations are commonly associated with poor prognosis and resistance to therapy, and patients with these mutations have few treatment options. MRTX849 is being evaluated in a Phase 1/2 trial treating patients with molecularly-identified, KRAS G12C-positive advanced solid tumors.

About Mirati Therapeutics

Mirati Therapeutics (NASDAQ: MRTX) is a San Diego-based clinical-stage biotechnology company dedicated to advancing novel therapeutics that extend the lives of patients by directly addressing the genetic and immunological drivers of cancer. Mirati’s lead drug candidate, sitravatinib, is designed to selectively target a spectrum of tyrosine kinases implicated in both tumor growth and the suppression of immune responses to tumors. Sitravatinib has demonstrated durable responses in lung cancer patients whose cancer has progressed despite treatment with checkpoint inhibitors - an area of significant unmet medical need. Sitravatinib is being evaluated in multiple clinical trials to treat patients who are refractory to prior immune checkpoint inhibitor therapy, including a potentially registration-enabling Phase 3 trial of sitravatinib in combination with a checkpoint inhibitor in non-small cell lung cancer (NSCLC) that is currently enrolling patients.

Mirati is also developing novel inhibitors of KRAS mutations including MRTX849, a potent and selective inhibitor of KRAS G12C. This previously difficult to drug target is present in approximately 14% of NSCLC adenocarcinomas, 4% of colorectal cancer as well as smaller percentages of several other difficult-to-treat cancers. MRTX849 is being evaluated in a Phase 1/2 clinical trial as a treatment for patients with KRAS G12C-positive tumors. Mirati’s KRAS research has led to breakthroughs in targeting other KRAS mutations including G12D which drives tumor growth in more patients than G12C and includes pancreatic, colorectal and other types of cancer. For more information, visit www.mirati.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the business of Mirati Therapeutics, Inc. (“Mirati”) that are not historical facts may be considered “forward-looking statements,” including without limitation statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, including without limitation the Phase 1/2 clinical trial evaluating MRTX849 referenced above, and the potential benefits of and markets for Mirati’s product candidates. Forward-looking statements are typically, but not always, identified by the use of words such as “may,” “will,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate,” “expect,” and other similar terminology indicating future results. Forward-looking statements are based on current expectations of management and on what management believes to be reasonable assumptions based on information currently available to them, and are subject to risks and uncertainties. Such risks and uncertainties may cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation potential delays in development timelines, negative clinical trial results, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the U.S. Securities and Exchange Commission. Except as required by law, Mirati undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

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Mirati Therapeutics Inc.

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